Filed Pursuant to Rule 424(b)(3)

File Number 333-177946

Prospectus Supplement

(To prospectus dated April 24, 2012)

CLEARSIGN COMBUSTION CORPORATION

454,545 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement supplements and amends the prospectus dated April 24, 2012 (the “Final Prospectus”). This Prospectus Supplement should be read in conjunction with the Final Prospectus and may not be utilized without the Final Prospectus.

Attached hereto are three Current Reports on Form 8-K which ClearSign Combustion Corporation filed with the Securities and Exchange Commission on April 25, 2012, April 30, 2012 and May 15, 2012.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE FINAL PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 15, 2012.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2012

CLEARSIGN COMBUSTION CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01 Other Events

On April 24, 2012, ClearSign Combustion Corporation (“we”) issued a press release announcing the pricing on April 24, 2012 of an underwritten public offering of 3,000,000 shares of its common stock at a price of $4.00 per share. The gross proceeds from the offering are expected to be $12 million. We have also granted the underwriter a 45-day option to purchase up to an additional 450,000 shares of our common stock to cover over-allotments, if any. If the total over-allotment is exercised, we expect gross proceeds from the offering to be $13.8 million. The press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated April 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2012

CLEARSIGN COMBUSTION CORPORATION

By:	/s/ James N. Harmon
James N. Harmon
Chief Financial Officer

EXHIBIT INDEX

Exhibit No. Description

99.1 Press release dated April 24, 2012

Exhibit 99.1

April 24, 2012 21:38 ET

ClearSign Combustion Corporation Announces Pricing of Initial Public Offering of Common Stock

SEATTLE, WA--(Marketwire - Apr 24, 2012) - ClearSign Combustion Corporation (NASDAQ: CLIR) today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock at a per share price of $4.00. The gross proceeds from the offering are expected to be $12 million.

The Company has also granted the underwriter a 45-day option to purchase up to an additional 450,000 shares of the Company's common stock to cover over-allotments, if any. If the total over-allotment is exercised, we expect gross proceeds to be $13.8 million.

Subject to customary conditions, ClearSign Combustion expects to close the sale of its common stock on or about April 30, 2012. The Company's stock will commence trading on NASDAQ under the symbol CLIR on April 25, 2012.

MDB Capital Group LLC is acting as the underwriter for the offering.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401, (310) 526-5000.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit: www.clearsigncombustion.com.

About MDB Capital Group

MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property.

For more information on MDB Capital Group, visit http://www.mdb.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information

•	CONTACT: Geoff Osler Chief Marketing Officer (206) 673-4846 begin_of_the_skype_highlighting (206) 673-4846 end_of_the_skype_highlighting geoff@clearsigncombustion.com

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2012

CLEARSIGN COMBUSTION CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01 Other Events

On April 30, 2012, ClearSign Combustion Corporation issued a press release announcing the closing of an underwritten public offering of 3,000,000 shares of its common stock at a price of $4.00 per share, for gross proceeds of $12 million. We have also granted the underwriter a 45-day option to purchase up to an additional 450,000 shares of our common stock to cover over-allotments, if any. If the total over-allotment is exercised, we expect gross proceeds to be $13.8 million. The press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated April 30, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2012	CLEARSIGN COMBUSTION CORPORATION

	By:	/s/ James N. Harmon
James N. Harmon Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 30, 2012

Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION ANNOUNCES COMPLETION OF INITIAL PUBLIC OFFERING OF COMMON STOCK

SEATTLE, WA - April 30, 2012 - ClearSign Combustion Corporation (Nasdaq: CLIR) today announced the completion of its previously announced public offering of 3,000,000 shares of its common stock. Gross proceeds to the Company of the public offering are $12 million.

MDB Capital Group LLC acted as the underwriter for the offering.

The securities described above were sold by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the final prospectus relating to this offering may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica CA 90401, (310) 526-5000.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsigncombustion.com

About MDB Capital Group

MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property. For more information on MDB Capital Group, please visit www.mdb.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

John McFarland,

Investor Relations

(206) 673-4848

john@clearsigncombustion.com

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2012

CLEARSIGN COMBUSTION CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01          Other Events

On May 15, 2012, ClearSign Combustion Corporation (“we” or “our”) issued a press release announcing that our underwriter, MDB Capital Group LLC, exercised in full its over-allotment option to purchase an additional 450,000 shares of our common stock at a price of $4.00 per share, for gross proceeds of $1.8 million. The net proceeds of the over-allotment after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $1,642,500. With the exercise of the over-allotment option, the gross proceeds of our initial public offering total $13.8 million. The press release is included as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein. The description of the press release is qualified in its entirety by reference to such Exhibit.

Item 9.01          Financial Statements and Exhibits

Exhibit 99.1          Press release dated May 15, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2012

CLEARSIGN COMBUSTION CORPORATION

By:	/s/ James N. Harmon
James N. Harmon
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 15, 2012

Exhibit 99.1